Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorganChase To Redeem All $2.0 Billion Of Its

3.65% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series KK

Represented By Depositary Shares

New York, May 27, 2026 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorganChase” or the “Firm”) has announced that on June 1, 2026 it will redeem all of the 200,000 outstanding shares of its 3.65% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series KK (“Series KK Preferred Stock”). The shares of Series KK Preferred Stock are represented by 2,000,000 depositary shares (CUSIP: 48128BAN1), with each depositary share representing a one-tenth interest in a share of Series KK Preferred Stock. The redemption price per share for the Series KK Preferred Stock will be $10,000 (equivalent to $1,000 per depositary share).

Payment of the redemption price will be made on the redemption date of June 1, 2026, upon presentation and surrender of the depositary receipts evidencing the depositary shares to be redeemed to Computershare Inc., as Depositary, at 150 Royall Street, Canton, Massachusetts 02021. Depositary shares held in book-entry form shall be surrendered in accordance with applicable procedures of The Depository Trust Company.

June 1, 2026 is also the final dividend payment date for the Series KK Preferred Stock and the depositary shares. The record date for that dividend is May 4, 2026.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $4.9 trillion in assets and $364 billion in stockholders’ equity as of March 31, 2026. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Mikael Grubb	Media Contact: Joseph Evangelisti
	212-270-2479	212-270-7438